Exhibit 99.1

NEWS RELEASE	Contact: Mary Skafidas Vice President, Investor Relations & Corporate Communications 212-521-2788

David B. Edelson to Retire from Loews Corporation

Company Veteran Jane Wang to Succeed Edelson as CFO

New York, NY – November 1, 2021 -- Loews Corporation (NYSE: L) announced today that David B. Edelson has decided to step down in May 2022 as Chief Financial Officer, a position he has held since 2014. Jane Wang, a Vice President at Loews who joined the company in 2006 will succeed Mr. Edelson as Chief Financial Officer.  Mr. Edelson will stay on at Loews as Senior Advisor to ensure a seamless transition.

"It’s been a pleasure to work alongside David over the last 16-plus years.  He has been an invaluable member of Loews’s senior leadership team, and his sound judgment, strategic acumen and laser-like attention to detail have served Loews well throughout his tenure,” said James Tisch, President and Chief Executive Officer of Loews Corporation. “Under David’s thoughtful and steadfast stewardship, there has been transformational change at Loews that has significantly benefitted the company and its stakeholders.”

"I am honored to have been part of such an exceptional company and to have had the opportunity to work with such talented and dedicated colleagues," said Mr. Edelson.  "I look forward to completing my tenure as CFO and assisting Jane as she assumes the role."

In her current role, Ms. Wang focuses on strategic planning and corporate development.  She is responsible for managing Loews’s capital markets activities, leads the company’s Enterprise Risk Management effort, and interfaces with credit rating agencies.  Additionally, Ms. Wang monitors the performance of Loews’s subsidiaries and is a member of the Board of Directors of CNA Financial, a publicly traded subsidiary of Loews.  She also sits on the boards of Boardwalk Pipelines and Altium Packaging.  Prior to joining Loews, Ms. Wang worked at Morgan Stanley in the investment banking division.

About Loews Corporation

Loews Corporation is a diversified company with businesses in the insurance, energy, hospitality and packaging industries.  For more information, please visit www.loews.com.